U.S. SECURITIES & EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549


                             FORM 8-K


                          CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934




Date of Report (Date of earliest event reported)       December 31, 1996



                         AQUAGENIX, INC.

      (Exact name of registrant as specified in its charter)


Delaware                   0-24490                       65-0419263
(State or other
jurisdiction of          (Commission File Number)       (I.R.S.Employer
incorporation)                                           Identification No.)

6500 Northwest 15th Avenue, Fort Lauderdale, Florida            33309
(Address of principal executive offices)                      (Zip Code)




Registrant's telephone number, including area code        (954) 975-7771



                         Not Applicable

 (Former name or former address, if changed since last report)



ITEM 5.   Other Events

       On December 31, 1996, Aquagenix, Inc. (the "Company") acquired 100% of the common stock of Good Shepherd, Inc. d/b/a Green Pastures, Inc. ("GPI") pursuant to a Stock Exchange Agreement, dated as of December 31, 1996, by and among the Company, GPI and Garry Seitz and Jan P. Seitz (collectively the "Selling Shareholders"), the shareholders of GPI. The aggregate purchase price was $600,000 which was paid by the issuance of 96,000 shares ("Aquagenix Shares") of the Company's common stock to the Selling Shareholders. Pursuant to the Stock Exchange Agreement, the Selling Shareholders represent and covenant that the Aquagenix Shares are being acquired solely for investment purposes. The Aquagenix Shares have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and may not be sold or otherwise transferred or disposed of except pursuant to an effective registration statement under the Act and any applicable state securities laws, or an opinion of counsel satisfactory to counsel to the Company that an exemption from registration under the Act and applicable state laws is available.

       The assets acquired from GPI comprised mainly application equipment and recurring service contracts. Based on the unaudited accounts for the year ended December 31, 1996, GPI had total revenues and net income of approximately $960,000 and $159,000, respectively.

       In connection with the acquisition, the Company has entered into a two-year employment agreement with Garry Seitz..

       GPI, a Georgia-based private company, founded in 1988, is a provider of roadside vegetation management services throughout the state of Georgia using high-tech computer controlled application systems along roadsides. The Company intends to continue and further develop the existing business of GPI .

ITEM 7.   Financial Statements and Pro Forma Financial Statements and Exhibits

       (a)     Financial Statements of Business Acquired

               Not Applicable.

       (b) Pro Forma Condensed Consolidated Financial Statements of Aquagenix, Inc.

               Not Applicable.

       (c)     Exhibit

               Stock Exchange Agreement, dated as of December 31, 1996, by and among the Company, GPI and Garry Seitz and Jan P. Seitz, the Selling Shareholders.



                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                        AQUAGENIX, INC.


Date: January 15, 1997                       By: /s/ Helen Chia
                                                 Helen Chia,
                                                 Chief Financial Officer